Ex. 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION ANNOUNCES REPURCHASE
OF A PORTION OF OUTSTANDING CONVERTIBLE NOTES AND WARRANTS
     Tempe, Ariz., November 28, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced that it has repurchased $3 million face value of its outstanding convertible notes, and 285,000 associated warrants, for a total price of approximately $2.7 million.
     W. Gary Suttle, president and chief executive officer, Rockford Corporation, said, “We were approached by one of our noteholders about the possibility of the repurchase. Based on our recent operating performance, we had the financial availability to accomplish this transaction. We are pleased that this repurchase will help reduce the effect of possible future dilution of our common stock from a potential conversion of the notes or exercise of the warrants.”
     Rockford entered into the original agreements to issue $12.5 million of 4.5% Convertible Senior Subordinated Secured Notes and Warrants on June 10, 2004 and amended them on November 12, 2004. After the repurchase, $9.5 million face amount of notes and 961,573 associated warrants remain outstanding.
About Rockford Corporation (www.rockfordcorp.com)
Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Rockford Acoustic Design, Lightning Audio and Q-Logic brand names.

Brand websites include: rockfordfosgate.com, www.rockfordacousticdesign.com, www.lightningaudio.com, www.qlogic.ws and www.installedge.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last three quarters, Rockford has not yet returned to a net profit. Rockford’s sales in its core aftermarket business were lower in the first three quarters of 2005 compared to 2004. If Rockford’s operations fail to improve further, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.1 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.
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